                                                                      EXHIBIT 21




                         Subsidiaries of the Registrant


Back Yard Burgers, Inc., a Delaware corporation, has three wholly-owned subsidiaries:

(1) Little Rock Back Yard Burgers, Inc., a Delaware corporation, which owns and operates Back Yard Burger Restaurants in the Central Arkansas area;

(2) Atlanta Burgers BYB Corporation, a Delaware corporation, which is inactive; and

(3) BYB Properties, Inc., a Delaware corporation, which operates in Delaware and has the rights to the Company's trademarks.